EXHIBIT 99.1

       NTL Acknowledges Referral to the UK Competition Commission Despite
         Contrary Recommendation of the Director General of Fair Trading


New York, New York (November 12, 1999) - NTL Incorporated (NASDAQ: NTLI; EASDAQ:
NTLI.ED, "the Company") announced that it acknowledges the referral of its acquisition of certain assets of Cable and Wireless Communications plc to the UK Competition Commission, despite the contrary recommendation of the Director General of Fair Trading not to refer the matter for further consideration.

     Barclay Knapp, Chief Executive of NTL, stated: "We will comply forthwith to reach a rapid conclusion. We continue to believe the combination of the companies is in the public interest, and note, as stated in the announcement of the Department of Trade and Industry, that the announced referral does not in any way pre-judge the outcome. We will work in parallel to minimize any possible delay in closing the transaction. Assuming the Commission issues a favorable report on its stated report date of February 25, 2000, we would still be in a position to close our transaction in the spring of 2000.

     "We continue to believe that the combination of the companies will provide significant new services, choice and competition for the consumer and business telephone and television market in the United Kingdom."

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For  further  information  contact:  In the U.S.:  John F.  Gregg,  Senior  Vice
President - Chief Financial Officer; Michael A. Peterson, Director - Corporate Development; Bret Richter, Director - Corporate Development; Richard J. Lubasch, Executive Vice President - General Counsel; or Kathy Makrakis, Director - Investor Relations at (212) 906-8457; in the UK: Alison Smith at (01252) 402662; or via e-mail at investor_relations@ntli.com.